                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                            ______________________


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  July 19, 2001


                              Sprint Corporation
           ---------------------------------------------------------
            (Exact name of registrant as specified in its charter)


           Kansas                                  1-04721                                      48-0457967
---------------------------------     -------------------------------------     ------------------------------------------
   (State of incorporation)                (Commission File Number)                  (IRS Employer Identification No.)


         2330 Shawnee Mission Parkway
              Westwood, Kansas                           66205
    --------------------------------------        -------------------
   (Address of principal executive offices)            (Zip Code)



      Registrant's telephone number, including area code: (913) 624-3000


                                Not Applicable
       ----------------------------------------------------------------
         (Former name or former address, if changed since last report)

                  P.O. Box 11315, Kansas City, Missouri 64112
           ---------------------------------------------------------
               (Mailing address of principal executive offices)

Item 5.  Other Events

     1. Press Release. On July 19, 2001, the registrant ("Sprint") announced its second quarter results for the quarter ending June 30, 2001. The press release was as follows:

                    SPRINT ANNOUNCES SECOND QUARTER RESULTS

EDITOR'S NOTE: In the second quarter of 2000, the local division transferred a customer service operation to the PCS Group. Additionally, in the third quarter of 2000, Sprint changed its transfer pricing for certain transactions between the local division and the directory publishing business, which mainly had the effect of reducing local division revenues. The discussion of the local division's results assumes both events occurred at the beginning of 2000.

The Sprint FON Group (NYSE: FON) is comprised of Sprint's Global Markets segment, Local Telecommunications Division and product distribution and directory publishing businesses.

The Sprint PCS Group (NYSE: PCS) consists of Sprint's wireless PCS operations.

KANSAS CITY, Mo., - July 19, 2001 - Sprint today announced record second quarter consolidated revenues of $6.42 billion, an increase of 10 percent from $5.82 billion a year ago. During the quarter, the PCS Group reported exceptional operating cash flows (EBITDA) performance and strong customer growth, while reducing churn, increasing average revenue per customer and maintaining good cost control. The FON Group's earnings exceeded expectations due to solid performance in local operations and lower-than-expected losses in the Global Markets segment. In addition, the FON Group continued to increase bundled sales of wireless and wireline offerings and expanded its broadband initiative, opening new domestic Internet centers and deploying additional international capabilities in Europe and Asia. The PCS Group reported a loss per share from recurring operations of 26 cents compared to the 33 cent mean analyst estimate for the quarter and 46 cents a year ago. Second quarter diluted earnings per share for the FON Group's recurring operations were 33 cents compared to the 28 cent mean analyst estimate for the quarter and 50 cents a year ago.

"Sprint continues to build a strong foundation for future growth in both our wireless and wireline businesses," said William T. Esrey, chairman and chief executive officer. "Even in the face of a sluggish economy and heightened competition, I'm very optimistic about our future in the higher-growth areas of wireless, data and broadband services."

SPRINT PCS GROUP HIGHLIGHTS
The PCS Group reported EBITDA of $491 million in the quarter, $480 million above the same period a year ago excluding nonrecurring items. Excluding $78 million of quarterly goodwill and intangibles amortization from the 1998 recapitalization of the PCS Group, operating income was a positive $21 million for the quarter -- the first quarter that the PCS Group has achieved this milestone.

The Sprint PCS group added more than 1 million customers in the second quarter including 843,000 direct customers and 220,000 affiliate customers.

The PCS Group's total customer base, including resale and affiliate customers, increased to 12.8 million, up 60 percent from second quarter 2000. The company, including affiliates, operates the nation's largest 100 percent digital, 100 percent PCS wireless network, which now covers a population of nearly 239 million people or more than 80 percent of the U.S. population based on newly released 2000 U.S. Census data.

 .  Revenues increased 53 percent to $2.26 billion in the second quarter from
   $1.48 billion during the same quarter a year ago.
 . Monthly average revenue per user (ARPU) for the quarter was $61. In the quarter, we began reporting contract cancellation fees on a net basis, reducing reported ARPU by about $2 in the quarter. Had we restated prior periods' measures, second quarter 2001 ARPU would have been $62, compared to $59 in both the last and year ago quarters. Previous reporting would have shown that ARPU was $63, compared to $60 last quarter and $59 a year ago.
 .  Average monthly operating cash cost per user (CCPU) for the quarter was $32.
   Again, reporting contract cancellation fees on a net basis reduced reported CCPU by about $2 in the quarter. Had we restated prior periods' measures, second quarter 2001 CCPU would have been $33 in both the 2001 second and first quarters, compared to $35 a year ago. Previous reporting would have shown CCPU was $34, consistent with last quarter's $34 and better than $35 a year ago.
 .  The average cost to acquire a customer was approximately $340 in the quarter compared to $350 during the same period last year.
 . Sprint PCS increased its business customer base by 62 percent compared to the second quarter 2000. Continuing to fuel this strong growth was the Sprint PCS Wireless Web for Business, a full suite of wireless products and services offering wireless access to enterprise content and applications via Internet-ready Sprint PCS phones. At the end of the quarter, Sprint PCS reported more than 17,000 centrally managed business customers nationwide.
 . Capital expenditures were $1.06 billion for the quarter, reflecting continued network capacity expansion and development of new service capabilities.


"Sprint PCS has delivered stellar financial results, achieved strong subscriber gains and continued to deliver excellent clarity, coverage, connectivity and value for customers," Esrey said.

Esrey added that Sprint PCS is ideally positioned to be the U.S. wireless industry leader in deployment of high-speed, third-generation (3G) services. Unlike its wireless competitors, Sprint PCS believes it has adequate spectrum for a seamless transition to 3G, and offers the most cost-efficient path to the faster services, attributable to CDMA technology in 100 percent of its network.


"Sprint expects to provide its customers with high-speed 3G data rates that will change the way people traditionally use wireless services," Esrey said. "With 3G, customers with Sprint phones and other devices are expected to be able to take advantage of advanced mobile applications such as e-mail attachments, downloadable photos and streaming audio and video."

During the quarter, the PCS Group reached major milestones in its aggressive plans to bring high-speed 3G services to customers nationwide. Sprint announced separate multi-year deals with Lucent Technologies and Nortel Networks for deployment of enhanced wireless network equipment and professional services.

Also in the quarter, Sprint and Lucent completed the fastest-ever 3G over-the-air data call for a U.S. mobile wireless carrier, at speeds of up to 2.4 mbps.

Additionally in the second quarter, Sprint PCS was named #1 in Customer Services by Smart Money magazine. Also, Sprint announced nationwide availability of voice-enabled web services through Sprint PCS Voice Command. The services allow Sprint PCS customers to listen and respond to e-mail and access news, stocks, traffic reports and other services just by pressing *TALK and speaking into any Sprint PCS Phone.


SPRINT FON GROUP HIGHLIGHTS
 .  Second quarter revenues of $4.31 billion declined 3 percent compared to $4.45 billion in the same period a year ago.
 . Net income was $290 million in the quarter compared to $443 million a year ago, excluding 2000 second quarter costs associated with the terminated WorldCom merger and a nonrecurring gain on a sale of an independent directory publishing operation.
 .  Second quarter diluted earnings per share from recurring operations were 33 cents compared to 50 cents a year ago.
 .  Excluding the nonrecurring items, FON Group operating income in the quarter was $488 million compared to $754 million a year ago.
 . Operating cash flows in the quarter were $1.10 billion, compared to $1.31 billion in the second quarter a year ago, excluding nonrecurring items.

Local Telecommunications Division
 .  Revenues were up 3 percent for the quarter to $1.55 billion from $1.51 billion a year ago.
 .  Operating income rose 5 percent in the quarter to $466 million from $443 million a year ago.
 . Voice grade equivalent lines grew 17 percent from the second quarter a year ago. The number of access lines increased 1 percent over the past 12 months and declined nearly 1 percent in the second quarter compared to the first quarter of 2001.
 . Operating cash flows in the quarter increased 2 percent to $741 million from $726 million in the previous second quarter.

Global Markets
 . Revenues in the Global Markets segment for the quarter were down nearly 5 percent from a year ago due to lower long distance voice revenues and reduced sales of network management services and customer premise equipment. These declines were partially offset by growth in Internet Protocol (IP) and enterprise data services. Second quarter revenues were $2.56 billion compared to $2.69 billion a year ago.
 . Operating income declined in the quarter primarily due to lower long distance margins and increased bad debt expense combined with incremental dilution from Sprint ION(R), broadband fixed wireless activities and other growth initiatives. Second quarter operating loss was $47 million compared to operating income of $240 million a year ago.
 .  Operating cash flows in the second quarter were $287 million compared to $507 million a year ago.
 . Long distance calling volumes rose 18 percent for the quarter compared to last year.

Product Distribution and Directory Publishing
 .  Revenues grew 1 percent to $474 million in the second quarter from $471 million a year ago. Non-affiliate revenues, which accounted for about 58 percent of total revenues, declined by 8 percent reflecting a telecom industry slowdown in capital spending.
 .  Operating income increased 16 percent to $79 million in the second quarter from $68 million a year ago.
 . Operating cash flows grew nearly 17 percent to $84 million in the second quarter from $72 million a year ago.

"We continue to expand our broadband capabilities domestically and around the globe, and we continue to build on Sprint's heritage of innovation by developing and refining data capabilities and products designed for the next generation of communications customers," Esrey said. "With the FON Group's enviable set of assets, history of technological leadership and high degree of marketing expertise, I remain confident about the FON Group's ability to perform in today's highly-competitive marketplace," Esrey said.

The Local Telecommunications Division delivered solid results, largely driven by increased dedicated access service revenues and growth in bundled sales. The increase in bundled sales contributed to an increase in the sale of add-on services such as Caller ID. Very strong expense control also enabled the division to achieve solid operating income growth in the quarter.

The local division's revenues from data services for the quarter increased 28 percent from a year ago and accounted for 78 percent of the division's total revenue growth.

The division sold over 400,000 consumer and business bundles during the quarter, which contributed to an increased penetration of Sprint's long distance and wireless services in the local territories. Nearly 43 percent of Sprint's local residential lines and 36 percent of its business lines now use Sprint long distance services. Increased bundle sales in the residential market continued to boost penetration of vertical services such as Caller ID, call waiting and voicemail services. The division also sold approximately 24,000 bundles of local and Sprint PCS wireless service during the quarter.

The local division continued to expand its broadband footprint in the quarter, installing over 7,000 new DSL lines and increasing the local division's total
number of DSL lines to over 35,000.   DSL revenue per user for the quarter was
$57, a $2 increase sequentially.

In Global Markets, the long distance market proved once again to be highly competitive. Total voice revenues declined 5 percent in the quarter compared to a year ago. Business voice revenues continue to be impacted by aggressive market pricing. In the quarter, Sprint continued to increase sales of current-generation data services in spite of a sluggish economy and a competitive price environment. Sprint reported particularly strong results from asynchronous transfer mode (ATM) services. During the quarter, overall data revenue grew 6 percent compared to a year ago.

During the quarter, dedicated IP service revenues grew just over 30 percent compared to the same period last year and increased 12 percent sequentially. Overall, Internet revenues for the quarter grew 11 percent compared to the same period last year. To support future Internet revenue growth, Sprint recently opened a state-of-the-art Sprint E|Solutions Internet Center in Dallas-Fort Worth to offer customers application and Web-hosting support, collocation, and IT professional services. The new center joined similar facilities in
Sacramento, Reston, Kansas City, New York and Boston.   The company plans to
open additional Internet centers in 4 more markets by the end of 2001.

During the quarter, Sprint signed an applications hosting agreement with BroadVision(R), Inc., designed to bring together Sprint's Internet Center capabilities with BroadVision's experience in delivering personalized, e-
business application solutions.   Sprint also was commissioned by the state of
Texas to complete the nation's first-ever, comprehensive information technology security assessment for the state.

Sprint's Tier 1 Internet backbone continued to expand internationally during the quarter, with IP nodes deployed in Paris, Amsterdam, Brussels, Frankfurt, Sydney, Stockholm, Copenhagen, and Tokyo. Sprint expects to ultimately connect 15 cities in 13 major European and Asian countries by the end of 2001 and 35 cities in 19 countries by the end of 2003. The international deployment will provide multinational companies, ISPs and other communications companies with direct access to Sprint's data network and broad portfolio of advanced products and services.

Sprint Broadband Direct currently serves 13 residential and 14 small business markets and has over 40,000 customers. Sprint Broadband Direct customers also are aggressively purchasing other Sprint products with over 35 percent of new customers choosing to bundle their data product with Sprint long distance
services.   Finally, Sprint recently completed the first phase of trial testing for next-generation technology related to Sprint Broadband Direct. Next-generation technology is expected to not only lower our cost structure, but also increase capacity and reduce line of sight issues. We expect to be able to leverage our own network of PCS towers in this endeavor and improve our opportunity for growth and selling bundled services.

Business Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Sprint continues to expect that PCS Group net customer additions for the year could be around 3.8 million. At this level, Sprint would expect that a corresponding EBITDA level would be around $1.7 billion, which is about $100 million above our previous expectation. In the third quarter Sprint expects the PCS Group to achieve EBITDA in the low $500 million range. Sprint continues to expect that full year capital expenditures for the PCS Group will be approximately $3.4 billion.

Sprint expects that total FON Group revenues will decline by 1-2% in the third quarter compared to the same period last year. In the third quarter, Sprint expects that FON Group earnings could approach 30 cents per share. Sprint continues to expect that full year FON Group capital expenditures will be approximately $5.9 billion although this level will likely be influenced by any revisions to our plans for broadband initiatives. Sprint expects to provide an update on its plans and expectations for Sprint ION in the late summer to early fall timeframe.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
INFORMATION
This press release includes certain estimates, projections and other forward-looking statements. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

        . the effects of vigorous competition in the markets in which Sprint operates;
        . the costs and business risks related to entering new markets necessary to provide nationwide or global services and providing new services;
        . the ability of the PCS Group to continue to grow a significant market presence;
        . the effects of mergers and consolidations within the telecommunications industry;
        .  the uncertainties related to Sprint's strategic investments;
        . the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
        .  unexpected results of litigation filed against Sprint;
        . the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and
        . other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Sprint provides a detailed discussion of risk factors in periodic SEC filings and you are encouraged to review these filings.

                              Sprint Corporation
               CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                       (millions, except per share data)

                                                                          Sprint Corporation
                                                              -------------------------------------
                                                                             Consolidated
---------------------------------------------------------------------------------------------------
Quarters Ended June 30,                                                  2001                 2000
---------------------------------------------------------------------------------------------------

Net operating revenues                                                $ 6,420              $ 5,821
---------------------------------------------------------------------------------------------------
Operating expenses
 Costs of services and products                                         3,096                2,859
 Selling, general and administrative                                    1,730                1,646
 Depreciation                                                           1,047                  856
 Amortization                                                             116                  151
 Merger related costs (1)                                                   -                  187
---------------------------------------------------------------------------------------------------
 Total operating expenses                                               5,989                5,699
---------------------------------------------------------------------------------------------------
Operating income (loss)                                                   431                  122
Interest expense                                                         (310)                (230)
Other income (expense), net (2)                                           (22)                  13
---------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                          99                  (95)
Income taxes                                                              (56)                   4
---------------------------------------------------------------------------------------------------
Net income (loss)                                                          43                  (91)
Preferred stock dividends (paid) received                                  (2)                  (1)
---------------------------------------------------------------------------------------------------
Earnings (Loss) applicable to common stock                               $ 41                $ (92)
                                                              -------------------------------------

Diluted earnings per common share
 Income from continuing operations - recurring
 Non-recurring items (1,2)
---------------------------------------------------------------------------------------------------
 Total
Diluted weighted average common shares outstanding
Basic earnings per common share

                                                                   Eliminations/Reclassifications
                                                                  ----------------------------------
Quarters Ended June 30,                                                    2001               2000
--------------------------------------------------------------    ----------------------------------

Net operating revenues                                                     $ (154)           $ (101)
--------------------------------------------------------------    ----------------------------------
Operating expenses
 Costs of services and products                                              (154)             (101)
 Selling, general and administrative                                            -                 -
 Depreciation                                                                   -                 -
 Amortization                                                                   -                 -
 Merger related costs (1)                                                       -                 -
--------------------------------------------------------------    ----------------------------------
 Total operating expenses                                                    (154)             (101)
--------------------------------------------------------------    ----------------------------------
Operating income (loss)                                                         -                 -
Interest expense                                                                6                 5
Other income (expense), net (2)                                                (6)               (5)
--------------------------------------------------------------    ----------------------------------
Income (loss) before income taxes                                               -                 -
Income taxes                                                                    -                 -
--------------------------------------------------------------    ----------------------------------
Net income (loss)                                                               -                 -
Preferred stock dividends (paid) received                                       -                 -
--------------------------------------------------------------    ----------------------------------
Earnings (Loss) applicable to common stock                                 $    -            $    -
                                                                  ----------------------------------

Diluted earnings per common share
 Income from continuing operations - recurring
 Non-recurring items (1,2)
--------------------------------------------------------------    ----------------------------------
 Total
Diluted weighted average common shares outstanding
Basic earnings per common share



                                                                        Sprint FON Group                     Sprint PCS Group
                                                                ----------------------------------   ------------------------------
Quarters Ended June 30,                                                2001                2000             2001            2000
--------------------------------------------------------------  ----------------------------------   ------------------------------
Net operating revenues                                                  $ 4,310           $ 4,446            $ 2,264      $ 1,476
--------------------------------------------------------------  ----------------------------------   ------------------------------
Operating expenses
 Costs of services and products                                           2,089             2,023              1,161          937
 Selling, general and administrative                                      1,118             1,118                612          528
 Depreciation                                                               609               534                438          322
 Amortization                                                                 6                17                110          134
 Merger related costs (1)                                                     -               163                  -           24
--------------------------------------------------------------  ----------------------------------   ------------------------------
 Total operating expenses                                                 3,822             3,855              2,321        1,945
--------------------------------------------------------------  ----------------------------------   ------------------------------
Operating income (loss)                                                     488               591                (57)        (469)
Interest expense                                                            (16)              (11)              (300)        (224)
Other income (expense), net (2)                                              (1)               27                (15)          (9)
--------------------------------------------------------------  ----------------------------------   ------------------------------
Income (loss) before income taxes                                           471               607               (372)        (702)
Income taxes                                                               (181)             (242)               125          246
--------------------------------------------------------------  ----------------------------------   ------------------------------
Net income (loss)                                                           290               365               (247)        (456)
Preferred stock dividends (paid) received                                     1                 2                 (3)          (3)
--------------------------------------------------------------  ----------------------------------   ------------------------------
Earnings (Loss) applicable to common stock                              $   291           $   367            $  (250)      $ (459)
                                                                ----------------------------------   ------------------------------

Diluted earnings per common share
 Income from continuing operations - recurring                           $ 0.33            $ 0.50            $ (0.26)     $ (0.46)
 Non-recurring items (1,2)                                                    -             (0.09)                 -        (0.02)
--------------------------------------------------------------  ----------------------------------   ------------------------------
 Total                                                                   $ 0.33            $ 0.41            $ (0.26)     $ (0.48)
                                                                ----------------------------------   ------------------------------
Diluted weighted average common shares outstanding                        887.5             895.8              980.0        962.8
                                                                ----------------------------------   ------------------------------
Basic earnings per common share                                          $ 0.33            $ 0.42            $ (0.26)     $ (0.48)
                                                                ----------------------------------   ------------------------------

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

(1) Represents costs recorded in the 2000 second quarter associated with the proposed WorldCom merger, which was terminated. These charges reduced FON Group net income by $105 million, or $0.12 per share and increased PCS Group net loss by $16 million or $0.02 per share.

(2) In the 2000 second quarter, the FON Group recorded a gain on sale of an independent directory publishing operation of $45 million which increased FON Group net income by $27 million or $0.03 per share.

                                        Sprint Corporation
                        CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                                (millions, except per share data)

                                                                           Sprint Corporation
                                                                       ----------------------------
                                                                              Consolidated
                                                                       ----------------------------
Year-to-Date June 30,                                                     2001            2000
---------------------------------------------------------------------------------------------------
Net operating revenues                                                    $ 12,700        $ 11,350
---------------------------------------------------------------------------------------------------
Operating expenses
 Costs of services and products                                              6,206           5,606
 Selling, general and administrative                                         3,529           3,306
 Depreciation                                                                2,028           1,673
 Amortization                                                                  256             300
 Merger related costs (1)                                                        -             187
---------------------------------------------------------------------------------------------------
 Total operating expenses                                                   12,019          11,072
---------------------------------------------------------------------------------------------------
Operating income (loss)                                                        681             278
Interest expense                                                              (617)           (484)
Other income (expense), net (2)                                                (42)             41
---------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                    22            (165)
Income taxes                                                                   (56)              9
---------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                       (34)           (156)
Discontinued operation, net                                                      -             675
Extraordinary items, net                                                        (1)             (3)
Cumulative effect of changes in accounting principles, net                       2              (2)
---------------------------------------------------------------------------------------------------
Net income (loss)                                                              (33)            514
Preferred stock dividends (paid) received                                       (4)             (3)
---------------------------------------------------------------------------------------------------
Earnings (Loss) applicable to common stock                                $    (37)       $    511
                                                                       ----------------------------

Diluted earnings per common share
 Income from continuing operations - recurring
 Non-recurring items (1,2)
---------------------------------------------------------------------------------------------------
 Income from continuing operations
 Discontinued operation
---------------------------------------------------------------------------------------------------
 Total
Diluted weighted average common shares outstanding
Basic earnings per common share

                                                                           Eliminations/Reclassifications
                                                                          ----------------------------------
Year-to-Date June 30,                                                          2001               2000
-----------------------------------------------------------------------   ----------------------------------
Net operating revenues                                                            $ (283)            $ (196)
-----------------------------------------------------------------------   ----------------------------------
Operating expenses
 Costs of services and products                                                     (283)              (196)
 Selling, general and administrative                                                   -                  -
 Depreciation                                                                          -                  -
 Amortization                                                                          -                  -
 Merger related costs (1)                                                              -                  -
-----------------------------------------------------------------------   ----------------------------------
 Total operating expenses                                                           (283)              (196)
-----------------------------------------------------------------------   ----------------------------------
Operating income (loss)                                                                -                  -
Interest expense                                                                      11                 10
Other income (expense), net (2)                                                      (11)               (10)
-----------------------------------------------------------------------   ----------------------------------
Income (loss) from continuing operations before income taxes                           -                  -
Income taxes                                                                           -                  -
-----------------------------------------------------------------------   ----------------------------------
Income (loss) from continuing operations                                               -                  -
Discontinued operation, net                                                            -                  -
Extraordinary items, net                                                               -                  -
Cumulative effect of changes in accounting principles, net                             -                  -
-----------------------------------------------------------------------   ----------------------------------
Net income (loss)                                                                      -                  -
Preferred stock dividends (paid) received                                              -                  -
-----------------------------------------------------------------------   ----------------------------------
Earnings (Loss) applicable to common stock                                        $    -             $    -
                                                                          ----------------------------------

Diluted earnings per common share
 Income from continuing operations - recurring
 Non-recurring items (1,2)
-----------------------------------------------------------------------   ----------------------------------
 Income from continuing operations
 Discontinued operation
-----------------------------------------------------------------------   ----------------------------------
 Total
Diluted weighted average common shares outstanding
Basic earnings per common share


                                                                            Sprint FON Group               Sprint PCS Group
                                                                      -----------------------------  ------------------------------
Year-to-Date June 30,                                                    2001             2000          2001              2000
----------------------------------------------------------------      -----------------------------  ------------------------------
Net operating revenues                                                    $ 8,668          $ 8,850       $ 4,315           $ 2,696
----------------------------------------------------------------      -----------------------------  ------------------------------
Operating expenses
 Costs of services and products                                             4,194            3,971         2,295             1,831
 Selling, general and administrative                                        2,253            2,271         1,276             1,035
 Depreciation                                                               1,189            1,062           839               611
 Amortization                                                                  12               34           244               266
 Merger related costs (1)                                                       -              163             -                24
----------------------------------------------------------------      -----------------------------  ------------------------------
 Total operating expenses                                                   7,648            7,501         4,654             3,767
----------------------------------------------------------------      -----------------------------  ------------------------------
Operating income (loss)                                                     1,020            1,349          (339)           (1,071)
Interest expense                                                              (43)             (50)         (585)             (444)
Other income (expense), net (2)                                                 4               34           (35)               17
----------------------------------------------------------------      -----------------------------  ------------------------------
Income (loss) from continuing operations before income taxes                  981            1,333          (959)           (1,498)
Income taxes                                                                 (375)            (523)          319               532
----------------------------------------------------------------      -----------------------------  ------------------------------
Income (loss) from continuing operations                                      606              810          (640)             (966)
Discontinued operation, net                                                     -              675             -                 -
Extraordinary items, net                                                       (1)               -             -                (3)
Cumulative effect of changes in accounting principles, net                      -               (2)            2                 -
----------------------------------------------------------------      -----------------------------  ------------------------------
Net income (loss)                                                             605            1,483          (638)             (969)
Preferred stock dividends (paid) received                                       3                4            (7)               (7)
----------------------------------------------------------------      -----------------------------  ------------------------------
Earnings (Loss) applicable to common stock                                $   608          $ 1,487       $  (645)          $  (976)
                                                                      -----------------------------  ------------------------------

Diluted earnings per common share
 Income from continuing operations - recurring                            $  0.67          $  0.98       $ (0.66)          $ (1.02)
 Non-recurring items (1,2)                                                   0.01            (0.07)            -                 -
----------------------------------------------------------------      -----------------------------  ------------------------------
 Income from continuing operations                                           0.68             0.91         (0.66)            (1.02)
 Discontinued operation                                                         -             0.75             -                 -
----------------------------------------------------------------      -----------------------------  ------------------------------
 Total                                                                    $  0.68          $  1.66       $ (0.66)          $ (1.02)
                                                                      -----------------------------  ------------------------------
Diluted weighted average common shares outstanding                          887.6            895.2         979.0             959.5
                                                                      -----------------------------  ------------------------------
Basic earnings per common share                                           $  0.69          $  1.69       $ (0.66)          $ (1.02)
                                                                      -----------------------------  ------------------------------

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

(1) Represents costs recorded in the 2000 second quarter associated with the proposed WorldCom merger, which was terminated. These charges reduced FON Group income from continuing operations by $105 million, or $0.12 per share and increased PCS Group net loss from continuing operations by $16 million, or $0.02 per share.

(2) In the 2001 first quarter, the FON Group recorded net gains on investment activities of $14 million which increased income from continuing operations by $9 million or $0.01 per share. In the 2000 second quarter, the FON Group recorded a gain on sale of an independent directory publishing operation of $45 million, which increased income from continuing operations by $27 million or $0.03 per share. In the 2000 first quarter, the FON Group recorded net gains on investment activities of $26 million, which increased income from continuing operations by $17 million or $0.02 per diluted share. In the 2000 first quarter, the PCS Group recorded a gain on sale of network infrastructure and the right to manage customers to a PCS affiliate of $28 million, which decreased PCS Group loss from continuing operations by $18 million or $0.02 per share.

                              Sprint Corporation
                    CONSOLIDATED BALANCE SHEETS (unaudited)
                                  (millions)

                                                                         Sprint Corporation
                                                                        ----------------------
                                                                            Consolidated         Eliminations/Reclassifications
                                                                        -----------------------  ------------------------------
                                                                          June 30,  December 31,    June 30,    December 31,
                                                                            2001       2000           2001          2000
                                                                        -----------------------    -------------------------
Assets
 Current Assets
  Cash and equivalents                                                    $   176   $    239       $      -   $      -
  Accounts receivable, net                                                  4,064      4,028              -          -
  Inventories                                                                 961        949              -          -
  Receivables from the PCs Group                                                -          -           (150)      (361)
  Prepaid expenses and other                                                  750        757              -        (28)
-----------------------------------------------------------------------------------------------    -------------------------
  Total current assets                                                      5,951      5,973           (150)      (389)

 Net property, plant and equipment                                         27,584     25,316            (45)       (39)

 Net intangible assets                                                      8,681      8,938              -          -

 Other                                                                      2,368      2,374           (405)      (383)
-----------------------------------------------------------------------------------------------    -------------------------

 Total                                                                    $44,584    $42,601       $   (600)  $   (811)
                                                                          ---------------------    -------------------------
Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current maturities of long-term debt      4,028      1,205            (69)       (65)
  Accounts payable and accrued interconnection  costs                       2,106      2,832              -          -
  Construction obligations                                                    881        997              -          -
  Payables to the FON Group                                                     -          -            (81)      (296)
  Other                                                                     3,084      2,934            (45)       (67)
-----------------------------------------------------------------------------------------------    -------------------------
  Total current liabilities                                                10,099      7,968           (195)      (428)

 Long-term debt and capital lease obligations                              17,464     17,514           (111)      (104)

 Deferred income taxes and investment tax credits                           1,409      1,360             (5)        (6)

 Other                                                                      1,794      1,787              -          -

 Redeemable preferred stock                                                   256        256           (280)      (280)

 Common stock and other shareholders' equity
  Common stock
   Class A                                                                     43        216             43        216
   FON                                                                      1,773      1,598          1,773      1,598
   PCs                                                                        937        933            937        933
  Other shareholders' equity                                               10,809     10,969         10,809     10,969
  Combined attributed net assets                                                -          -        (13,571)   (13,709)
-----------------------------------------------------------------------------------------------    -------------------------
 Total shareholders' equity                                                13,562     13,716             (9)         7
-----------------------------------------------------------------------------------------------    -------------------------
 Total                                                                    $44,584   $ 42,601       $   (600)  $   (811)
                                                                          ---------------------    -------------------------


                                                                                  Sprint FON Group        Sprint PCS Group
                                                                                ----------------------  ----------------------
                                                                                June 30,  December 31,  June 30,  December 31,
                                                                                  2001        2000        2001        2000
Assets
 Current Assets
  Cash and equivalents                                                           $    40   $   122      $   136     $   117
  Accounts receivable, net                                                         2,966     3,126        1,098         902
  Inventories                                                                        420       434          541         515
  Receivables from the PCs Group                                                     150       361            -           -
  Prepaid expenses and other                                                         486       469          264         316
------------------------------------------------------------------------         --------- -----------  ----------- ---------
  Total current assets                                                             4,062     4,512        2,039       1,850

 Net property, plant and equipment                                                17,241    15,833       10,388       9,522

 Net intangible assets                                                             1,199     1,204        7,482       7,734

 Other                                                                             2,097     2,100          676         657
------------------------------------------------------------------------         ---------------------  ---------------------

 Total                                                                           $24,599   $23,649      $20,585     $19,763
                                                                                 ---------------------  ---------------------
Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current maturities of long-term debt             2,351     1,026        1,746         244
  Accounts payable and accrued interconnection costs                               1,626     2,145          480         687
  Construction obligations                                                             -         -          881         997
  Payables to the FON Group                                                            -         -           81         296
  Other                                                                            1,816     1,833        1,313       1,168
------------------------------------------------------------------------         ---------------------  ---------------------
  Total current liabilities                                                        5,793     5,004        4,501       3,392

 Long-term debt and capital lease obligations                                      3,262     3,482       14,313      14,136

 Deferred income taxes and investment tax credits                                  1,401     1,276           13          90

 Other                                                                             1,502     1,534          292         253

 Redeemable preferred stock                                                           10        10          526         526

 Common stock and other shareholders' equity
  Common stock
   Class A                                                                             -         -            -           -
   FON                                                                                 -         -            -           -
   PCs                                                                                 -         -            -           -
  Other shareholders' equity                                                           -         -            -           -
  Combined attributed net assets                                                  12,631    12,343          940       1,366
------------------------------------------------------------------------         ---------------------  ---------------------
 Total shareholders' equity                                                            -         -            -           -
------------------------------------------------------------------------         ---------------------  ---------------------
 Total                                                                           $24,599   $23,649      $20,585     $19,763
                                                                                 ---------------------  ---------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities

                              Sprint Corporation
           CONDENSED CONSOLIDATED CASH FLOW INFORMATION (unaudited)
                                  (millions)

                                                                                         Sprint Corporation
                                                                                -------------------------------------
                                                                                            Consolidated
---------------------------------------------------------------------------------------------------------------------
Year-to-Date June 30,                                                                  2001              2000
---------------------------------------------------------------------------------------------------------------------
Operating Activities
    Net income (loss)                                                             $            (33)   $          514
    Discontinued operation, net                                                                  -              (675)
    Depreciation and amortization                                                            2,284             1,973
    Deferred income taxes                                                                       44               214
    Changes in assets and liabilities                                                         (735)              (96)
    Other, net                                                                                  62               (21)
---------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                             1,622             1,909
---------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                                    (4,314)           (3,186)
    Investments in and loans to affiliates, net                                                (49)             (849)
    Proceeds from sales of other assets                                                         58               217
    Other, net                                                                                  33                 3
---------------------------------------------------------------------------------------------------------------------
Net cash used by continuing operations                                                      (4,272)           (3,815)
Proceeds from the sale of Global One                                                             -             1,403
---------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                       (4,272)           (2,412)
---------------------------------------------------------------------------------------------------------------------

Financing Activities
    Increase (Decrease) in debt, net                                                         2,768               508
    Proceeds from common stock issued                                                           13               203
    Dividends paid                                                                            (226)             (221)
    Other, net                                                                                  32                92
---------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                             2,587               582
---------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in cash and equivalents                                                    (63)               79

Cash and equivalents at beginning of period                                                    239               120
---------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                             $            176    $          199
                                                                                -------------------------------------

                                                                                             Sprint FON Group
------------------------------------------------------------------------------------------------------------------------
Year-to-Date June 30,                                                                     2001              2000
------------------------------------------------------------------------------------------------------------------------
Operating Activities
    Net income (loss)                                                             $               605 $           1,483
    Discontinued operation, net                                                                     -              (675)
    Depreciation and amortization                                                               1,201             1,096
    Deferred income taxes                                                                         140               336
    Changes in assets and liabilities                                                            (177)             (596)
    Other, net                                                                                      7               (29)
------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                                1,776             1,615
------------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                                       (2,602)           (1,751)
    Investments in and loans to affiliates, net                                                   (32)             (649)
    Proceeds from sales of other assets                                                            15                51
    Other, net                                                                                     33                 1
------------------------------------------------------------------------------------------------------------------------
Net cash used by continuing operations                                                         (2,586)           (2,348)
Proceeds from the sale of Global One                                                                -             1,403
------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                          (2,586)             (945)
------------------------------------------------------------------------------------------------------------------------

Financing Activities
    Increase (Decrease) in debt, net                                                            1,098              (519)
    Proceeds from common stock issued                                                               5               137
    Dividends paid                                                                               (219)             (214)
    Other, net                                                                                   (156)              (64)
------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                                  728              (660)
------------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in cash and equivalents                                                       (82)               10

Cash and equivalents at beginning of period                                                       122               104
------------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                             $                40 $             114
                                                                                  --------------------------------------


                                                                                                 Sprint PCS Group
----------------------------------------------------------------------------------------------------------------------------
Year-to-Date June 30,                                                                         2001              2000
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
    Net income (loss)                                                             $                  (638)  $          (969)
    Discontinued operation, net                                                                         -                 -
    Depreciation and amortization                                                                   1,083               877
    Deferred income taxes                                                                             (96)             (122)
    Changes in assets and liabilities                                                                (558)              500
    Other, net                                                                                         55                 8
----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                                     (154)              294
----------------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                                           (1,712)           (1,435)
    Investments in and loans to affiliates, net                                                       (17)             (200)
    Proceeds from sales of other assets                                                                43               166
    Other, net                                                                                          -                 2
----------------------------------------------------------------------------------------------------------------------------
Net cash used by continuing operations                                                             (1,686)           (1,467)
Proceeds from the sale of Global One                                                                    -                 -
----------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                              (1,686)           (1,467)
----------------------------------------------------------------------------------------------------------------------------

Financing Activities
    Increase (Decrease) in debt, net                                                                1,670             1,027
    Proceeds from common stock issued                                                                   8                66
    Dividends paid                                                                                     (7)               (7)
    Other, net                                                                                        188               156
----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                                    1,859             1,242
----------------------------------------------------------------------------------------------------------------------------
                                                                                                        -                 -
Increase (Decrease) in cash and equivalents                                                            19                69
                                                                                                        -                 -
Cash and equivalents at beginning of period                                                           117                16
----------------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                             $                   136   $            85
----------------------------------------------------------------------------------------------------------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

                               Sprint Corporation
                     SELECTED OPERATING RESULTS (unaudited)
                                   (millions)

                                                                                Quarters Ended               Year-to-Date
                                                                                   June 30,                    June 30,
                                                                           ------------------------   ----------------------------
                                                                              2001           2000          2001            2000
                                                                           ------------------------   ----------------------------
Global Markets Division

 Net operating revenues
  Voice                                                                    $ 1,708         $ 1,795        $ 3,444         $ 3,575
  Data                                                                         513             485          1,015             959
  Internet                                                                     262             235            511             453
  Other                                                                         80             172            160             327
---------------------------------------------------------------------------------------------------   ---------------------------
  Net operating revenues                                                     2,563           2,687          5,130           5,314
---------------------------------------------------------------------------------------------------   ----------------------------
 Operating expenses
  Costs of services and products                                             1,528           1,417          3,017           2,739
  Selling, general and administrative                                          748             763          1,499           1,538
  Depreciation and amortization                                                334             267            636             532
---------------------------------------------------------------------------------------------------   ----------------------------
  Total operating expenses                                                   2,610           2,447          5,152           4,809
---------------------------------------------------------------------------------------------------   ----------------------------
 Operating income (loss)                                                   $   (47)        $   240        $   (22)        $   505
                                                                           ------------------------   ----------------------------


Local Division
 Net operating revenues
  Local service                                                            $   735         $   705        $ 1,467         $ 1,401
  Network access                                                               509             500          1,014           1,011
  Long distance                                                                177             178            363             349
  Other                                                                        131             140            261             291
---------------------------------------------------------------------------------------------------   ----------------------------
  Net operating revenues                                                     1,552           1,523          3,105           3,052
---------------------------------------------------------------------------------------------------   ----------------------------
 Operating expenses
  Costs of services and products                                               484             471            980             951
  Selling, general and administrative                                          327             313            665             650
  Depreciation                                                                 275             283            556             562
---------------------------------------------------------------------------------------------------   ----------------------------
  Total operating expenses                                                   1,086           1,067          2,201           2,163
---------------------------------------------------------------------------------------------------   ----------------------------
 Operating income                                                          $   466         $   456        $   904         $   889
                                                                       ----------------------------   ----------------------------

Product Distribution and Directory Publishing
 Net operating revenues                                                    $   474         $   471        $   968         $   932
                                                                       ----------------------------   ----------------------------
 Operating income                                                          $    79         $    68        $   157         $   135
                                                                       ----------------------------   ----------------------------


Sprint's FON Group reporting segments are intended to reflect the operating results of its global markets, local services, and product distribution and directory publishing businesses. The Global Markets segment includes domestic and international voice services (except for consumer services provided to customers within Sprint's local franchise territories); data communications services such as frame relay access and transport, web hosting, collocation, security services, our integrated communications services, referred to as Sprint ION, and broadband fixed wireless services; and Internet services. The Local Services segment includes local phone services, access to its local network, consumer long distance services provided to customers within our local franchise territories, and sales of telecommunications equipment. The Product Distribution and Directory Publishing segment provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page phone directories. The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.

                               Sprint Corporation
               SELECTED OPERATING RESULTS (continued) (unaudited)
                                   (millions)

                                                                             Quarters Ended                  Year-to-Date
                                                                                June 30,                       June 30,
                                                                       ----------------------------   ----------------------------
                                                                             2001           2000             2001          2000
                                                                       ----------------------------   ----------------------------
PCS Group
 Net operating revenues                                                 $    2,264      $    1,476      $   4,315       $   2,696
---------------------------------------------------------------------------------------------------   ----------------------------
 Operating expenses
  Costs of services and products                                             1,161             937          2,295           1,831
  Selling, general and administrative                                          612             528          1,276           1,035
  Depreciation                                                                 438             322            839             611
  Amortization                                                                 110             134            244             266
  Merger related costs                                                           -              24              -              24
                                                                       ----------------------------   ----------------------------
  Total operating expenses                                                   2,321           1,945          4,654           3,767
---------------------------------------------------------------------------------------------------   ----------------------------
 Operating loss                                                         $      (57)     $     (469)     $    (339)      $  (1,071)
                                                                       ----------------------------   ----------------------------


Unallocated Corporate Operations and
Intercompany Eliminations
 Net operating revenues                                                 $     (433)     $     (336)     $    (818)      $    (644)
                                                                       -----------------------------------------------------------
 Operating loss(1)                                                      $      (10)     $     (173)     $     (19)      $    (180)
                                                                       ----------------------------   ----------------------------

Sprint's PCS Group includes Sprint's wireless personal communications services operations. The PCS Group is an intergrated business of Sprint Corporation and does not constitute a stand-alone entity.

(1) Includes FON Group merger costs of $163 million in the 2000 second quarter related to costs associated with the proposed WorldCom merger, which was terminted.

                              SPRINT CORPORATION
                                   PCS GROUP
                      NET CUSTOMER ADDITIONS (unaudited)
                                  (thousands)

                                                                            Quarter ended June 30, 2001
                                                         --------------------------------------------------------------
                                                            Direct           Resale         Affiliate         Total
                                                         --------------   -------------    ------------    ------------

Operational net additions                                          843             (11)            220           1,052

Purchases (Sales), net                                             -               -               -               -
-----------------------------------------------------------------------------------------------------------------------

Reported net additions                                             843             (11)            220           1,052
                                                         --------------------------------------------------------------



                                                                           Year-to-date June 30, 2001
                                                         --------------------------------------------------------------
                                                              Direct            Resale        Affiliate         Total
                                                         --------------   -------------    ------------    ------------

Operational net additions                                        1,669              38             454           2,161

Purchases (Sales), net                                             (14)              -              14               -
-----------------------------------------------------------------------------------------------------------------------

Reported net additions                                           1,655              38             468           2,161
                                                         --------------------------------------------------------------

Ending customers - June 30, 2000                                 7,437             137             424           7,998
Ending customers - December 31, 2000                             9,543             310             809          10,662
Ending customers - June 30, 2001                                11,198             348           1,277          12,823
                                                         --------------------------------------------------------------

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  July 24, 2001               SPRINT CORPORATION


                                    By: /s/ Michael T. Hyde
                                       ----------------------------------
                                       Name:  Michael T. Hyde
                                       Title:  Assistant Secretary